THESTREET.COM ACQUIRES SMARTPORTFOLIO.COM;
                   FIRST MOVE IN ITS CONSOLIDATION STRATEGY

NEW YORK, DECEMBER 21, 2000 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial news and commentary, today announced the acquisition of SmartPortfolio.com, Inc., a privately-held and profitable email financial newsletter business in a fast growing segment of the web.

The acquisition, expected to be accretive to earnings immediately, marks the first step in TheStreet.com's effort to consolidate key elements of the online financial news and information sector. With a strong core product, a refocused cost structure and a large cash position, TheStreet.com believes it is well positioned to acquire companies in its sector.

The acquisition of SmartPortfolio.com extends TheStreet.com's nascent email newsletter business into a division that is expected to quickly be producing more than a dozen paid and free email offerings by the end of the first quarter. The new division will expand TheStreet.com's mission of providing high quality commentary and market information to a broad range of paid subscribers and free market participants. It also gives TheStreet.com a strong push toward its goal of becoming cash flow positive by the second half of 2001.

Based in Lakeland, Florida and established in 1998, SmartPortfolio.com publishes premium financial newsletters targeted to a broad investing audience under the titles, Smart!Internet Report, Smart!IPO Report, Smart!Splits Report, Smart!LargeCap Report and Smart!Market Report and free financial newsletters under the titles, Smart!Update and Smart!Mid-Day Update. With almost 10,000 paid subscriptions and over 250,000 subscribers to the company's free products, SmartPortfolio.com complements TheStreet.com's hybrid subscription and free business model, which it launched in the second quarter of 2000.

"SmartPortfolio.com is an exciting company that fits into the content segment of our business," said Thomas J. Clarke, CEO of TheStreet.com. "It is a profitable email financial newsletter business providing a large, previously untapped opportunity to sell email advertising, one of the highest and most attractive forms of online advertising today. Supported by our strong advertising sales infrastructure, we can immediately enhance and increase inventory through cross selling to SmartPortfolio.com's significant and loyal subscriber base."

Added Clarke, "SmartPortfolio.com brings talented people with valuable skills to our existing team. The acquisition also brings with it technological, strategic and financial synergies resulting in a seamless integration, allowing us to focus on building our business."

Chris McLaughlin, President of SmartPortfolio.com said, "From the very beginning, our team at SmartPortfolio focused on producing high quality content while maintaining low costs and achieving high profit margins. This acquisition will enable both TheStreet.com and SmartPortfolio.com to continue to cut costs, increase profits, and recognize numerous synergies while integrating our complementary business models. We're excited about joining TheStreet.com team and believe that the combination of our businesses will create the most value for our subscribers and shareholders in the future."

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Continued Clarke, "As we've stated in the past, with our healthy cash position, we want to be a consolidator in this space. In the meantime, we will continue to look for complementary businesses to add to our offerings in the four areas that we call our `quadrants,' including content, tools, community and e-commerce."

Terms of the transaction were not disclosed.

THESTREET.COM
TheStreet.com, Inc. (Nasdaq: TSCM is a leading provider of timely financial news and commentary -- through its network of free and subscription-based web sites, and through such brand extensions as conferences, books, wireless, and broadband. TheStreet.com Network includes THESTREET.COM, a free site for individual investors of all experience levels, and three subscription-based satellite sites: REALMONEY.COM for active investors; IPOPROS.COM for IPO investors; and THESTREETPROS.COM for investment professionals. TheStreet.com brand is built on its best-in-class editorial team of experienced financial journalists based in New York City and San Francisco, and commentators throughout Europe and Asia.

SMARTPORTFOLIO.COM
SmartPortfolio.com, Inc. (http://www.smartportfolio.com) is one of the leading providers of stock and market news and commentary on the Web. Its flagship financial newsletters, the Smart!Update and the Smart!Mid-Day Update, are free and distributed by email to more than 250,000 subscribers every business day. In addition, SmartPortfolio.Com produces premium newsletters, called the Smart!Reports, covering various sectors and aspects of the stock market. The company derives revenue from subscription sales as well as advertising and has been profitable for the past two years. The company is headquartered in Lakeland, Florida.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) which could cause actual results to differ.